Exhibit 99.1

For immediate release:	Media Contact:
December 13, 2010	Ray Kerins
(212) 733-9203

Investors Contact:
Chuck Triano
(212) 733-3901

Pfizer Board Of Directors Elects George A. Lorch
Non-Executive Chairman

New York, N.Y., December 13 – Pfizer Inc. (NYSE:PFE) announced today that the Company’s Board of Directors has elected George A. Lorch, 68, who has served as an independent director since 2000, as non-executive Chairman of the Board, effective immediately.

The Board’s Lead Independent Director, Constance J. Horner, said, “George Lorch has been a valuable, independent voice on the Pfizer Board for over 10 years, and he is ideally suited to lead the Board as non-executive Chairman.  George has been a strong leader on our Board and as Chair of our Compensation Committee.”

Mr. Lorch said, “With his depth of experience and global perspective, Ian Read is the right leader to take Pfizer forward.  Pfizer is an outstanding company that makes important contributions to improve the health and well-being of millions of patients worldwide.  I look forward to working closely with Ian in my role as Chairman of the Board as we work to create and sustain long-term value for Pfizer shareholders and everyone with a stake in the Company’s future success.”

Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global manufacturer of flooring and ceiling materials, since 2000, having served as Chairman and Chief Executive Officer and in other executive capacities with Armstrong Holdings, Inc. and its predecessor, Armstrong World Industries, Inc., from 1993 to 2000.  He is also Director of Autoliv, Inc., Masonite International, Inc. and The Williams Companies, Inc. and a Director of HSBC Finance Co. and HSBC North America Holding Company, non-public, wholly owned subsidiaries of HSBC LLC.

Mr. Lorch has relinquished his positions on the Compensation and Science and Technology Committees to focus on his role as Chairman.  The Board elected Mr. James Kilts Chairman of the Compensation Committee effective today.  Finally, Ms. Horner relinquished the role of Lead Independent Director given the Board’s election of an independent non-executive Chairman.

Pfizer Inc: Working Together for a Healthier World™
At Pfizer (NYSE: PFE), we apply science and our global resources to improve health and well-being at every stage of life.  We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals.  Our diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world's best-known consumer products.  Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time.  Consistent with our responsibility as the world's leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world.  For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more about our commitments, please visit us at www.pfizer.com.

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